EXHIBIT 12




                          NORTHWEST NATURAL GAS COMPANY
                Computation of Ratio of Earnings to Fixed Charges
                        January 1, 1995 - March 31, 2000




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

                                                                                                                  Twelve
                                                                                                                  Months
                                                                 Year Ended Dec. 31,                              Ended
                                        ---------------------------------------------------------------------    March 31,
                                           1995          1996          1997            1998          1999          2000
                                        -----------  ------------   -----------    -----------   ------------    ---------
  Fixed Charges, as Defined:
       Interest on Long-Term
         Debt                           $    23,141  $     23,176   $    24,904    $    27,389   $     27,728 $     28,163
       Other Interest                         2,252         3,448         4,500          4,909          2,778        2,766
       Amortization of Debt
         Discount and Expense                   882           865           730            714            699          696
       Interest Portion of
         Rentals                              1,764         1,798         2,111          1,986          1,707        1,707
                                        -----------  ------------   -----------    -----------   ------------ ------------
       Total Fixed Charges, as
         defined                        $    28,039  $     29,287   $    32,245    $    34,998   $     32,912 $     33,332
                                        ===========  ============   ===========    ===========   ============ ============

  Earnings, as defined:
       Net Income                       $    38,065  $     46,793   $    43,059    $    27,301   $     45,296 $     52,915
       Taxes on Income                       22,120        27,347        21,034         14,604         24,591       27,640
       Fixed Charges, as above               28,039        29,287        32,245         34,998         32,912       33,332
                                        -----------  ------------   -----------    -----------   ------------ ------------
       Total Earnings, as defined       $    88,224  $    103,427   $    96,338    $    76,903   $    102,799 $    113,887
                                        ===========  ============   ===========    ===========   ============ ============

  Ratio of Earnings to Fixed
    Charges                                    3.15          3.53          2.99           2.20           3.12         3.42
                                        ===========  ============   ===========    ===========   ============ ============
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